Exhibit 99.1

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TIM Hellas

Board Discussion Materials

August 24, 2005

[LOGO]

Introduction

•                  The Board of Directors of TIM Hellas Telecommunications S.A. has retained Morgan Stanley & Co. Limited to provide it with a financial opinion as to whether the cash consideration to be received by the holders of ordinary shares (other than Troy GAC) pursuant to the merger agreement is fair from a financial point of view to such holders of ordinary shares.

•                  The full text of our opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken in rendering the opinion

•                  In connection with rendering its opinion, Morgan Stanley

a)              reviewed certain publicly available financial statements and other business and financial information of the Company

b)             reviewed certain internal financial statements and other financial and operating data concerning the Company

c)              reviewed certain financial projections prepared by the management of the Company

d)             discussed the past and current operations and financial condition and the prospects of the Company

e)              reviewed the reported prices and trading activity for the Ordinary Shares

f)                compared the financial performance of the Company and the prices and trading activity of the Ordinary Shares with that of certain other publicly-traded companies comparable with the Company and their securities

g)             reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions

h)             reviewed the Merger Agreement and certain related documents

i)                 reviewed such other information and considered such other factors as we have deemed appropriate

Valuation Techniques Used

•                  Discounted Cash Flow Analysis

•                  Management Case

•                  Downside Case

•                  Comparable Companies Trading Analysis

•                  Precedent Transaction Analysis

•                  Premia to Unaffected Share Price

•                  Brokers Valuation

•                  For Tim Hellas, our opinion has been given with reference to all these methodologies, the foremost being the fundamental analysis of the Company

Valuation Analysis Summary

100% Aggregate Value

€ MM

	Multiple	Multiple
	Base, € MM	Low		High
DCF (1)
Management Case	226	6.3	x	7.6	x
Downside Case (2)	226	5.1	x	6.1	x
Comparable Companies
EBITDA 05	226	5.8	x	6.6	x
EBITDA 06	250	5.2	x	6.0	x
Precedent Transactions
EBITDA 1 year forward (3)	237	6.2	x	7.4	x
Unaffected Market Valuation
03-Apr-05
L1M (Prior to Announcement)
L3M (Prior to Announcement)
L6M (Prior to Announcement)

Brokers Valuation

[CHART]

Aggregate Value	800	1,000	1,200	1,400	1,600	1,800	2,000

Price Per Share	€7.60	€9.98	€12.36	€14.74	€17.13	€19.52	€21.90

Source Public Information, managemet projections and Morgan Stanley sensitivity

Note

(1).                               Assumes WACC range of 10.5-11.5%, PGR of 0.5-1.5%, adjusted for 20% control premium

(2).                               Downside assumes: market share flat, ARPU flat

(3).                               Calendarised to 30 June 2005

•                  Management case assumptions are at the high end of benchmarks for 3rd placed European mobile operators

•                  Morgan Stanley have based DCF valuation on a “downside case” which moves forecasts closer to the benchmarks

Morgan Stanley Valuation Analysis Summary

Implied Multiples Analysis

Tim Hellas Valuation Matrix

		Per Share			% Pr./(Dis.) to April 1, 2005 Share Price				AV/EBITDA
100% AV	100% EV	€		$81% EV	Apr 1, 2005	L3M	L6M	LTM	2005	2006
Assumptions									226	250

1,295	1,132	13.5	17.5	917	(15.5)%	(9.1)%	(2.3)%	(2.6)%	5.7	5.2

1,330	1,167	13.9	18.0	945	(13.0)%	(6.5)%	(0.6)%	0.3%	5.9	5.3

1,365	1,202	14.3	18.5	974	(10.5)%	(3.8)%	3.5%	3.1%	6.0	5.5

1,400	1,237	14.8	19.1	1,002	(7.4)%	(0.4)%	7.1%	6.7%	6.2	5.6

1,435	1,272	15.2	19.6	1,030	(4.9)%	2.3%	10.0%	9.6%	6.3	5.7

1,470	1,307	15.6	20.2	1,059	(2.4)%	5.0%	12.9%	12.5%	6.5	5.9

1,505	1,342	16.0	20.7	1,087	0.1%	7.7%	15.8%	15.4%	6.7	6.0

1,540	1,377	16.4	21.2	1,115	2.8%	10.5%	18.9%	18.5%	6.8	6.2

1,575	1,412	16.8	21.8	1,144	5.1%	13.1%	21.6%	21.2%	7.0	6.3

1,610	1,447	17.3	22.3	1,172	8.3%	16.4%	25.2%	24.8%	7.1	6.4

1,645	1,482	17.7	22.9	1,200	10.8%	19.1%	28.1%	27.7%	7.3	6.6

^ Vodafone/Panafon Premium Level

•                  The value of €16.42475 proposed to minority shareholders of TIM Hellas implies a multiple of 6.8x on the basis of 2005 EBITDA

•                  This valuation seems to be in line with valuation levels recorded in relevant precedent transactions and in line with DCF value ranges adjusted for 20% control premium

•                  Cash flow multiple valuation would imply considerably lower valuation given the poor cash flow generation by the Company

Notes

1.                  Premia calculations have been amended to correct a clerical error since the presentation of the Discussion Materials to the TIM Hellas board on 24 August 2005. Original premia at the €16.42475 offer price were 2.7%, 10.7%, 17.7% and 18.3% for Apr 1, 2005, L3M, L6M and LTM respectively.  As such, the effect of this change is a marginal increase to the calculated premia, providing no reason to alter our opinion on the fairness of the offer price.

DCF Sensitivity Analysis

DCF Sensitivity Analysis

€ per share / Control Premium-Adjusted 100% AV Adjusted € MM

[CHART]

Source  Management Business Plan and Morgan Stanley Sensitivities

Notes

(1).                               Includes the following assumptions: market share flat, ARPU flat

Valuation of Comparable Companies

Positioning of Comparable Companies

Premium/Discount to TIM
Company	Hellas	Commentary
Cosmote	Premium	• Market-leading operator with high profitability and ARPU
• Incumbent parentage and strong relationship
O2	In Line	• Similar position of a challenger in the German market
• Turn around story in terms of profitability and cash flow profile
Vodafone	Premium/In Line	• Key sector benchmark with significantly stronger profitability and cash flow profile
• Key sector benchmark

Trading Multiples of Comparable Companies

			Agg. Value/EBITDA				EBITDA Margin
		Dividend
	Price	Yield	2004A	2005E	2006E	2007E	2004A	2005E	2006E	2007E
	$	%	x	x	x	x	%	%	%	%

Cosmote	20.21	3.5	8.4	7.7	6.9	6.4	42.5	40.9	38.7	38.5
O2	2.59	1.6	7.6	6.6	6.0	5.6	26.2	27.1	27.8	28.4
Vodafone	2.64	3.2	6.5	6.0	5.6	5.3	38.6	38.2	38.0	37.8
Mean		2.7	7.5	6.7	6.2	5.8	35.8	35.4	34.8	34.9
TIM Hellas	19.89	0.6	6.2	5.7	5.5	5.2	29.0	30.7	31.3	31.8

•                  We have applied a 25% discount to the Cosmote multiple, in line with the market position of TIM Hellas

•                  On an EBITDA multiple basis, this would imply a multiple range of 5.8-6.6x for 2005 and 5.2-6.0x for 2006

Overview of Precedent Transactions

Precedent Transactions Analysis

		Announcement	Stake	AV (1)	LTM		1Y		2Y
Acquiror	Target	Date	Purchased	(€ Bn)	Backward		Forward		Forward

Majority Buyouts

France Telecom	Amena	27-Jul-05	100.0%	10.6	NA		8.1	x	7.1	x

eircom	Meteor	25-Jul-05	100.0%	0.4	NM		NM		12.2	x

KPN (2)	Telfort	28-Jun-05	100.0%	0.9	NA		6.8	x	5.8	x

Weather Fund	Wind	26-May-05	100.0%	12.1	10.0	x	7.8	x	6.8	x

Vodafone	TIW	15-Mar-05	100.0%	2.8	9.4	x	7.6	x	6.7	x

Telia Sonera (2)	Orange Denmark	8-Jun-04	100.0%	0.6	6.4	x	5.7	x	5.3	x

Minority Buyouts

Telecom Italia	TIM	7-Dec-04	30.2%	47.7	7.9	x	7.4	x	7.1	x

Vodafone	Panafon	1-Dec-03	25.2%	3.4	7.1	x	6.2	x	5.6	x

France Telecom	Orange	1-Sep-03	13.7%	53.0	8.6	x	8.6	x	7.9	x

Vodafone	Vodafone Telcel	13-Jan-03	38.6%	2.1	6.8	x	6.3	x	5.9	x

Vodafone	Vodafone Libertel	13-Jan-03	22.4%	4.1	7.8	x	7.1	x	6.8	x

Vodafone	Europolitan	5-Feb-03	25.4%	1.9	6.8	x	6.8	x	6.6	x

				Mean	7.9	x	7.1	x	7.0	x

				Median	7.8	x	7.1	x	6.7	x

Notes

(1).                               Adjusted for NOLs

(2).                               Adjusted for announced synergies

•                  Multiples recorded in previous transactions provide a benchmark for valuation, albeit with some limitations

•                  We have selected a range from 6.2x to 7.4x

TIM Hellas Share Price Performance

LTM Share Price Performance

Rebased to TIM Hellas (€)

[CHART]

Source  FactSet

Note

(1). Wireless Index includes: Cosmote, O2, Telefonica Moviles, Turkcell, Virgin Mobile and Vodafone

Market Perception of TIM Hellas Transaction

Brokers’ Commentary

Broker	Date	Valuation comment on price
Broker 1	17-Feb-05	“TI may be interested in disposing of its Greek operations - TIM Hellas (81.4% controlled by TIM) for a value of €1.2 bn. DB (conservatively) values the stake at €893 ml.

While we believe this is a “further” positive and demonstrates TI’s capability to reduce debt from the pro forma € 44 bn, we believe this may prepare the company for increasing dividends and/or purchasing assets closer to its core operations.”

Broker 2	8-Apr-05	“A valuation that is no longer attractive, in combination with the disappointing 4Q04 performance and no increase in cash returns, supports our Sell case for TIM Hellas.

We consider the declared intention of the private equity consortium to offer minorities also €16.43 per share in cash an attractive offer. Alternatively, selling in the market at current levels of about €16 eliminates any transaction risk for a reasonable discount of currently about 3%. We are Sellers of TIM Hellas.”

Source: Broker reports

•                  Comments from brokers highlights the attractive nature of the proposed transaction

Morgan Stanley’s Conclusion

•                  It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. Morgan Stanley expresses no opinion or recommendation as to how the respective shareholders of the Company and Troy GAC should vote at the shareholders’ meetings to be held in connection with the Merger.

•                  Based on and subject to the foregoing, we are of the opinion on the date hereof that the Cash Consideration to be received by the holders of Ordinary Shares (other than Troy GAC) pursuant to the Merger Agreement is fair from a financial point of view to such holders of Ordinary Shares.